As filed with the Securities and Exchange Commission on August 26, 2022
Registration No. 333

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Kalera Public Limited Company
(Exact Name of Registrant as Specified in its Charter)

Republic of Ireland	N/A
(State or Other Jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
6770
(Primary Standard Industrial
Classification Code Number)
Kalera Public Limited Company
10 Earlsfort Terrace
Dublin 2, D02 T380, Ireland
Telephone + 353 01 920 1000
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Kalera PLC 2022 Long-Term Stock Incentive Plan
(Full Title of Plan)

Fernando Cornejo
Kalera PLC
7455 Emerald Dunes Dr.
Orlando, Florida 32822
+1 (407) 574-8204
(Name and address for Agent for Service)
(Telephone Number, Including Area Code, of Agent For Service)

Copies to:
Connor Manning, Esq.
Arthur Cox LLP
10 Earlsfort Terrace
Dublin 2, D02 T380, Ireland
+353 01 920 1040
David Dixter, Esq.
Milbank LLP
100 Liverpool Street
London, EC2M 2AT
+44 20 7615 3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(b) of the Securities Act.   ☐

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Kalera Public Limited Company (the “Registrant” or the “Company”) will provide, free of charge, all participants in the Kalera PLC 2022 Long-Term Stock Incentive Plan (the “2022 Plan”) with the document(s) containing the information required by Part I of Form S-8, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act upon a written request to the Company’s Legal Department, 7455 Emerald Dunes Dr., Orlando, Florida 32822 or by calling (407) 574-8204. In accordance with the rules and regulations of the Commission, the Company has not filed such document(s) with the Commission, but such documents (along with the documents incorporated by reference into this Registration Statement on Form S-8 (this “Registration Statement”) pursuant to Item 3 of Part II hereof), taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART 1I
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3Incorporation of Documents by Reference.
The following documents have been filed by the Company with the Commission and are hereby incorporated by reference into this Registration Statement and will be deemed to be a part hereof:
(1)The Company’s final prospectus filed pursuant to Rule 424(b)(3) under the Securities Act on August 25, 2022 (File No. 333-266210), relating to the Company’s Registration Statement on Form S-1, as amended (Registration No. 333-266210) originally filed with the Commission on July 19, 2022 (as amended, including all exhibits);
(2)The Company’s Quarterly Report on Form 10-Q filed on August 19, 2022 for the quarter ended June 30, 2022;
(3)The Company’s Current Report on Form 8-K, as filed with the Commission on June 30, 2022 (File No. 001-41439), July 5, 2022 (File No. 001-41439) and July 14, 2022 (File No. 001-41439) (other than any reports or portions thereof that are furnished under Item 2.02 or Item 7.01 and any exhibits included with such Items).
(4)The description of the Company’s ordinary shares contained in the Company’s Registration Statement on Form 8-A filed with the Commission on June 28, 2022 (File No. 001-41439), including any amendments or reports filed for the purpose of updating such description.
Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents subsequently filed with the Commission by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall also be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4Description of Securities.
Not applicable.

Item 5Interests of Named Experts and Counsel.
Not applicable.
Item 6Indemnification of Directors and Officers.
The Company and Kalera, Inc. (together, the “Indemnitors”) and all the directors and officers of the Company (each, an “Indemnitee”) entered into certain indemnification deeds (the “Indemnification Deeds”). Pursuant to the Indemnification Deeds, the Indemnitors will indemnify and advance expenses on behalf of each Indemnitee, as permitted by applicable law. Subject to certain exclusions, an Indemnitee is entitled to indemnification under the Indemnification Deeds in three circumstances: (1) if Indemnitee is, or is threatened to be made, a party to or witness or other participant in any Proceeding relating in whole or in part to an Indemnifiable Event (each, as defined in the Indemnification Deeds); (2) if Indemnitee is, or is threatened to be made, a party to or a witness or other participant in any Proceeding relating in whole or in part to an Indemnifiable Event by or in the right of the Indemnitors to procure a judgment in its favor; and (3) in circumstances where indemnification is not available under (1) or (2) but the Indemnitee is a party to, and is successful (on the merits or otherwise) in defense of, any Proceeding or claim, issue or matter therein relating in whole or in part to an Indemnifiable Event. The Indemnification Deeds are valid until the later of (a) five years after the date that Indemnitee shall have ceased to serve as a director or officer of the Company or (b) one year after the final termination of any Proceeding. The Indemnification Deeds are governed by the laws of Ireland.
The Company expects to maintain standard policies of insurance that provide coverage (i) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act and (ii) to the Company with respect to indemnification payments that it may make to such directors and officers, to the extent permitted under applicable law.
Item 7Exemption from Registration Claimed.
Not applicable.
Item 8Exhibits.
Unless otherwise indicated below as being incorporated by reference to another filing of the Company with the Commission, each of the following exhibits is filed herewith:

Exhibit Number	Description
3.1*	Amended and Restated Constitution of Kalera plc (Incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K (File No. 001-41439), filed with the SEC on July 5, 2022.

4.3*
The description of the Company’s ordinary shares contained in the Company’s Registration Statement on Form 8-A filed with the Commission on June 28, 2022 (File No. 001-41439), including any amendments or reports filed for the purpose of updating such description.

5.1**	Opinion of Arthur Cox.

23.1**	Consent of Grant Thornton LLP.

23.2**	Consent of Arthur Cox (contained in Exhibit 5.1 hereto).

24.1**	Powers of Attorney (included on the signature page hereof).

99.1**	Kalera PLC 2022 Long-Term Stock Incentive Plan

107**	Filing Fee Table
*Incorporated by reference as indicated.
**Filed herewith.

Item 9Undertakings.
(a)The undersigned registrant hereby undertakes:
(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2)That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless, in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Orlando, State of Florida, on August 26, 2022.

KALERA PUBLIC LIMITED COMPANY

By:	/s/ Fernando Cornejo
Name: Fernando Cornejo
Title: Chief Financial Officer

POWER OF ATTORNEY
Each person whose signature appears below appoints James Leighton, Austin Martin and Fernando Cornejo and each of them, any of whom may act without the joinder of the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any Registration Statement (including any amendment thereto) for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or would do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and the dates indicated.

Signature	Title	Date

/s/ James Leighton	Chief Executive Officer and Director (Principal Executive Officer)	August 26, 2022
James Leighton

/s/ Fernando Cornejo	Chief Financial Officer (Principal Financial Officer)	August 26, 2022
Fernando Cornejo

/s/ Curtis McWilliams	Director (Chairman)	August 26, 2022
Curtis McWilliams

/s/ Faisal AlMeshal	Director	August 26, 2022
Faisal AlMeshal

	Director	August 26, 2022
Brent de Jong

/s/ Umur Hursever	Director	August 26, 2022
Umur Hursever

/s/ Sonny Perdue	Director	August 26, 2022
Sonny Perdue

/s/ Maria Sastre	Director	August 26, 2022
Maria Sastre

/s/ Andrea Weiss	Director	August 26, 2022
Andrea Weiss
/s/ Cristian Toma	Director	August 26, 2022
Cristian Toma
/s/ Robert Arnall	Director	August 26, 2022
Robert Arnall